Exhibit 99.1
For Immediate Release
     Selectica Announces Management Additions and Board Departures
SAN JOSE, Calif. — September 28, 2006 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of sales execution and contract management solutions, today announced the following additions to its management team:
•	Bill Roeschlein as Vice President and Chief Financial Officer
•	Terry Nicholson as Chief Operating Officer of Contract Management Solutions
•	Steven Goldner as Vice President, Engineering
“The addition of these three talented high-tech veterans reflects our efforts to reposition the Company to fully leverage our most valuable assets and create a more profitable business model,” said Stephen Bennion, Chairman and Chief Executive Officer of Selectica. “Bill Roeschlein will be instrumental in helping the Company further streamline our operations and develop a cost structure that is better aligned with our level of business activity. Steven Goldner will be charged with optimizing our engineering operations and continuing to drive innovation in our enterprise and on-demand solutions. Finally, Terry Nicholson will oversee the continued development of our contract management business, which has grown significantly over the past year. Terry was previously the COO of I-many, Inc. (Nasdaq: IMNY), and was instrumental in building that company into one of the largest contract management solutions providers in the world. We believe that Terry’s knowledge of the industry, marketing savvy, and team-building expertise will help us further capitalize on the growing demand for contract management solutions.
“We are excited about the new energy, skill sets and industry experience being brought to the Company, and we believe we are making excellent progress in positioning Selectica for improved performance in the future,” said Mr. Bennion.
Bill Roeschlein
Bill Roeschlein has 14 years of senior financial management, investment banking, domestic and international accounting, and public accounting experience, with expertise in Sarbanes-Oxley compliance and revenue recognition processes for software transactions. Prior to joining Selectica, Mr. Roeschlein was Vice President of Finance & Corporate Controller of Ultra Clean Technology, a $250 million publicly traded contract manufacturing company with operations in the US and Asia. In this position, he was responsible for worldwide accounting and reporting, financial planning & analysis, tax, treasury and stock administration. Previously, Mr. Roeschlein was controller of Asyst Technologies in both Fremont, CA and Tokyo, Japan. Before that, he held financial positions at Houlihan Lokey Howard & Zukin, Hewlett-Packard and Coopers & Lybrand.
Mr. Roeschlein is a Certified Public Accountant, and has a Master of Business Administration in Finance from Cornell University and a Bachelor of Arts in History/Business from the University of California, Los Angeles.
Terry Nicholson
Terry Nicholson has more than 25 years of technology, telecom and engineering experience. Prior to joining Selectica, Mr. Nicholson served as Vice President, Business Development for PC Helps, LLC, a premier provider of software support to corporate end-users across North America. From 1999 to 2005, Mr. Nicholson served as Chief Operating Officer of I-many, Inc., a leading provider of contract management solutions. In this position, he provided leadership to the company’s sales, marketing, business development, product development, professional services, customer support and international operations. Under Mr. Nicholson’s direction, I-many grew annual revenue from $10 million in 1999 to more than $40 million in 2005. Prior to I-many, Mr. Nicholson held sales and product development positions at several companies including Mallinckrodt, AT&T Global Information Systems, and General Electric.
Mr. Nicholson has a Master of Engineering degree in Computer and Systems Engineering from Rensselaer Polytechnic Institute and a Bachelor of Science in Electrical/Computer Engineering from the University of Notre Dame.
Steven Goldner
Steven Goldner has more than 30 years of engineering experience. Prior to joining Selectica, Mr. Goldner was Vice President, Engineering and Operations for Active Decisions, Inc., a leading provider of guided selling applications that was acquired in September 2006 by Knova Software, Inc. In this position, he was responsible for development, QA, IT and data center operations. Mr. Goldner has also held senior engineering positions at Cascadeworks, i2 Technologies, Supplybase, Diffusion, Worldtalk Corporation, and Sun Microsystems.
Mr. Goldner has a Master of Engineering degree in Electrical Engineering and a Bachelor of Science in Electrical and Computer Engineering from the University of Michigan.
Board of Directors Departures
Selectica also announced today that John Fisher and Thomas Neustaetter have resigned from the Board of Directors, effective immediately. Both Mr. Fisher and Mr. Neustaetter indicated that they must end their board service in order to devote more time to the management of their respective venture capital firms.
“We would like to thank John and Tom for their many years of valuable service to Selectica,” said Mr. Bennion. “We wish them well in their future endeavors.”
Following these departures, Selectica’s board of directors will have 5 members, with 3 being classified as independent.
About Selectica, Inc.
Founded in 1996, Selectica (Nasdaq: SLTC — News) provides its customers with smart technology that accelerates profitability by automating complex business processes in the areas of sales execution and contract lifecycle management. Available on-demand or as a fully customized installed software application, the Company’s high-performance solutions provide a critical link between CRM and ERP to accelerate sales configuration, eliminate order inaccuracies, ensure compliance and limit risk exposure.
Selectica customers represent leaders in manufacturing, technology, healthcare and telecommunications, including: ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Tellabs, Time Warner, Triad Hospitals and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.
Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, market and customer acceptance of new products of Selectica including the on-demand contract management and sales execution products and the applications developed with joint venture partners, the success of the ongoing restructuring of Selectica’s operations, and other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other reports filed by Selectica with the Securities and Exchange Commission.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317